EXHIBIT 3.1
FIFTH AMENDMENT TO ALLERGAN, INC. BYLAWS
The ALLERGAN, INC. BYLAWS (the “Bylaws”) are hereby amended as follows:
     1. Article III, Section 3 of the Bylaws is amended in its entirety as follows:
     SECTION 3. Election of Directors. Each director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and the Board has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.
     For purposes of this Section 3, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a votes cast as either “for” or “against” such director’s election). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.
     2. The effective date of this Fifth Amendment shall be September 24, 2007.
     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Fifth Amendment on the 24th day of September, 2007.

ALLERGAN, INC.
By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Vice President, Assistant General Counsel and Assistant Secretary